SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Waste Management, Inc.

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1001 Fannin Street, Suite 4000

Houston, Texas 77002

Dear Stockholder:

We invite you to attend our Annual Meeting of Stockholders on May 13, 2005, in Houston, Texas. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes the formal notice of meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

For those stockholders with access to the Internet, we encourage you to access http://www.proxyvote.com to vote your shares over the Internet. Also, we encourage you to elect to receive future annual reports, Proxy Statements and other materials over the Internet, by following the instructions in the Proxy Statement. This electronic means of communication is quick and convenient and can save the Company a substantial amount of money in printing and postage costs.

Even if you only own a few shares, we want your shares to be represented at the meeting. Whether or not you attend the meeting, please vote your shares either by returning your proxy card or by voting by telephone or over the Internet as soon as possible. See the proxy card for detailed instructions on how to vote by telephone or over the Internet.

We hope you’ll be able to attend the meeting and look forward to seeing you on May 13th.

SINCERELY YOURS,

JOHN C. POPE

Chairman of the Board

April 6, 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WASTE MANAGEMENT, INC.

Date and Time:

May 13, 2005 at 11:00 a.m., Central Time

Place:

The Maury Myers Conference Center

Waste Management, Inc.

1021 Main Street

Houston, Texas 77002

Purpose:

•	To elect eight directors;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005;

•	To vote on a stockholder proposal relating to disclosure of our strategy on opposition to privatization;

•	To vote on a stockholder proposal relating to election of directors by majority vote;

•	To vote on a stockholder proposal relating to disclosure of political contributions;

•	To vote on a stockholder proposal relating to executive severance agreements; and

•	To conduct other business that is properly raised at the meeting.

Only stockholders of record on March 18, 2005 may vote at the meeting.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope, or vote by telephone or over the Internet by following the instructions on the proxy card.

LINDA J. SMITH

Corporate Secretary

April 6, 2005

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because Waste Management’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

Who May Vote

Stockholders of Waste Management, as recorded in our stock register at the close of business on March 18, 2005, may vote at the meeting. On April 6, 2005 we began mailing these proxy materials to those stockholders. Each share of Waste Management common stock is entitled to one vote. As of March 18, 2005, there were 568,470,633 shares of common stock outstanding and entitled to vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may revoke your proxy before we vote it at the meeting by submitting a new proxy with a later date; by voting in person at the meeting; or by notifying our Corporate Secretary in writing at: Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002. Your most current proxy is the one that is counted unless you vote in person at the meeting.

How Proxies Work

Waste Management’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You can vote by proxy:

•	by telephone or over the Internet by following the instructions on the proxy card or the voting instruction form if your shares are held through a broker; or

•	by mail by signing, dating and mailing the enclosed proxy card.

You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name and shares held in our Employee Stock Purchase Plan are covered by separate proxy cards. If you hold shares through a broker, your ability to vote by phone or over the Internet depends on your broker’s voting process. You should complete and return each proxy or other voting instruction request provided to you.

If you sign your proxy but do not give voting instructions, we will vote your shares as follows:

•	in favor of our director candidates;

•	in favor of the ratification of the independent registered public accounting firm;

•	against the stockholder proposal relating to disclosure of our strategy on opposition to privatization;

•	against the stockholder proposal relating to election of directors by majority vote;

•	against the stockholder proposal relating to disclosure of political contributions; and

•	against the stockholder proposal relating to executive severance agreements.

For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be present at the meeting, either by proxy or in person. Abstentions and broker non-votes are counted as present at the meeting for determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Votes Needed

Directors are elected by a plurality of shares present at the meeting, meaning the eight nominees that receive the highest number of votes cast in favor of their election will be elected.

The ratification of the independent registered public accounting firm and each of the stockholder proposals require the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

Abstentions will have the same effect as a vote against the ratification of the independent registered public accounting firm and each of the stockholder proposals because they are considered present and entitled to vote, but are not voted.

Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote. Accordingly, broker non-votes will have no effect on the vote for any of the matters introduced at the meeting. Pursuant to New York Stock Exchange rules, each of the stockholder proposals is a “non-discretionary” matter, meaning that unless you give your broker instructions on how to vote your shares on the stockholder proposals, your shares will not be voted and will be considered broker non-votes.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of Waste Management stock in order to be admitted to the meeting.

BOARD OF DIRECTORS

Our Board of Directors currently has nine members. Our Board is declassified, which means that each member is elected annually.

In November 2004, A. Maurice Myers retired as Chairman of the Board and the Board of Directors elected John C. Pope as Non-Executive Chairman of the Board. Mr. Pope presides over all meetings of the Board, including executive sessions. In January 2005, the Board of Directors elected Thomas H. Weidemeyer to the Board.

Stockholders wishing to communicate with the Board or the non-employee directors should address their communications to Mr. John C. Pope, Non-Executive Chairman of the Board, c/o Waste Management, Inc., P.O. Box 53569, Houston, Texas 77052-3569.

DIRECTOR NOMINEES

(Item 1 on the Proxy Card)

In accordance with the tenure provisions of the Company’s Corporate Governance Guidelines, Carl W. Vogt, a current director, is retiring from the Board of Directors as of the date of the Annual Meeting and is therefore not standing for re-election at the 2005 Annual Meeting of Stockholders.

The first proposal on the agenda will be to elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Board has nominated the eight director candidates listed below, and recommends that you vote for their election. Since no nominees will be recognized other than those that are nominated in accordance with our Bylaws, the following director candidates, all of whom are current directors, are the only nominees that will be presented for the 2005 Annual Meeting. The nominees receiving the greatest number of votes for each of the eight positions will be elected. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors or may choose a substitute.

The Board of Directors has determined that the seven non-employee directors are independent in accordance with the New York Stock Exchange requirements. In making its determination of independence, the Board of Directors adopted categorical standards of director independence, which meet or exceed the New York Stock Exchange requirements. The categorical standards are included in our Corporate Governance Guidelines attached as Appendix A to this Proxy Statement, and the Board determined that each non-employee director meets these standards.

The following is a brief biography of each director nominee. You will find information on their holdings of Waste Management stock in the “Director and Officer Stock Ownership” section on page 9.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
Pastora San Juan Cafferty	64

•      Director of the Company or one of its predecessors since 1994.

•      Professor — University of Chicago since 1985 and faculty member since 1971.

•      Director of Kimberly-Clark Corporation, Peoples’ Energy Corporation and Harris Financial, a private corporation.

Frank M. Clark, Jr.	59

•      Director since 2002.

•      Vice President — Exelon Corporation (public utility holding company) since 2004.

•      President — ComEd (energy services company and subsidiary of Exelon) since 2001 and Executive Vice President — ComEd from 2000 to 2001.

•      Senior Vice President, Corporate and Governmental Affairs — Commonwealth Edison Company (energy services company and subsidiary of UNICOM Corporation, which was purchased by PECO in 2000 to form Exelon) from 1999 to 2000.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS

Robert S. Miller	63

•      Director of the Company or one of its predecessors since 1997.

•      Non-Executive Chairman of Federal Mogul Corporation (automotive parts manufacturing firm) since January 2004, interim CEO from July 2004 through February 2005, and Chairman of Federal Mogul Corporation from September 2000 to October 2001 and CEO from September 2000 to January 2001.

•      Chairman and CEO — Bethlehem Steel Corporation (steel manufacturing company) from September 2001 to December 2003.

•      Special Advisor — Aetna, Inc. (health insurer) from February 2000 to September 2000.

•      President and Director — Reliance Group Holdings, Inc. (property and casualty insurance company) from November 1999 to February 2000.

•      Interim President and CEO — Waste Management, Inc. from August 1999 to November 1999 and Non-Executive Chairman of the Board from July 1998 to May 1999.

•      Director of Federal Mogul Corporation, Symantec Corp., UAL Inc. and Reynolds American, Inc.

John C. Pope	56

•      Non-Executive Chairman of the Board since November 2004.

•      Director of the Company or one of its predecessors since 1997.

•      Chairman of the Board — PFI Group (private investment firm) since July 1994.

•      Chairman of the Board — MotivePower Industries, Inc. (manufacturer and remanufacturer of locomotives and locomotive components) from January 1996 to November 1999.

•      Director of Federal Mogul Corporation, R.R. Donnelley & Sons, Co., Dollar Thrifty Automotive Group, Inc., Kraft Foods, Inc. and CNF, Inc.

W. Robert Reum	62

•      Director since 2003.

•      Chairman, President and CEO — Amsted Industries Incorporated (diversified manufacturer for the railroad, vehicular and construction industries) since March 2001.

•      Chairman, President and CEO — The Interlake Corporation (multinational manufacturer of engineered materials and handling/packaging systems) from 1991 to 1999.

Steven G. Rothmeier	58

•      Director of the Company or one of its predecessors since 1997.

•      Chairman and CEO — Great Northern Capital (private investment management, consulting and merchant banking firm) since March 1993.

•      Director of GenCorp., Inc., Precision Castparts Inc. and Arvin Meritor, Inc.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS

David P. Steiner	44

•     Chief Executive Officer and Director since March 2004.

•     Executive Vice President and Chief Financial Officer from April 2003 to March 2004.

•     Senior Vice President, General Counsel and Corporate Secretary from July 2001 to April 2003.

•     Vice President and Deputy General Counsel from November 2000 to July 2001.

•     Partner, Phelps Dunbar L.L.P. from 1990 to November 2000.

Thomas H. Weidemeyer	57

•     Director since January 2005.

•     Senior Vice President — UPS, Inc. (package delivery and supply chain services company) from 1994 to 2003, and Chief Operating Officer — UPS, Inc. from 2001 to 2003.

•     President, UPS Airlines (UPS owned airline) from 1994 to 2003.

•     Director of NRG Energy, Inc. and The Goodyear Tire & Rubber Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE EIGHT NOMINEE DIRECTORS.

Director Compensation

Employee Directors

Directors who are also employees of the Company do not receive any additional compensation for serving on our Board. Mr. Steiner is the only director who is also an employee of the Company, and he does not receive any additional compensation for such service.

Non-Employee Directors

In 2004, our non-employee directors received the following compensation:

Annual Stock Unit Retainer (1)

•	$70,000 for director service paid in two installments, generally on January 15th and July 15th of each year

Annual Cash Retainers (2)

•	$40,000 for director service

•	$10,000 for each Committee Chair

•	$5,000 for each Audit Committee member

Meeting Fees (2)

•	$2,000 for each Board meeting attended

•	$1,500 for each Committee meeting attended

Starting in 2005, our non-employee directors receive the following compensation:

Annual Stock Unit Retainer (1)

•	$80,000 for director service paid in two installments, generally on January 15th and July 15th of each year

Annual Cash Retainers (2)

•	$50,000 for director service

•	$25,000 for the Audit Committee Chair

•	$20,000 for the Compensation Committee Chair

•	$15,000 for the Nominating & Governance Committee Chair

•	$5,000 for each Audit Committee member (other than the Chair)

Meeting fees for 2005 are the same as those paid in 2004.

In addition, effective November 11, 2004, the Board agreed to pay Mr. Pope an additional annual retainer of $120,000 for his role as Non-Executive Chairman of the Board, 50% of which is paid in cash and 50% of which is paid in stock units.

(1)	Under our 2003 Directors’ Deferred Compensation Plan, the stock unit retainer is credited to the directors’ accounts by dividing the dollar amount of the stock unit retainer by the fair market value of our common stock on the date of payment. For example, on July 15, 2004, we divided $35,000 by $29.15, the fair market value of our common stock on that date, and credited each director’s account with approximately 1,200 stock units. These units will be paid out to the directors in the form of shares of common stock on a date that they choose, which may not be earlier than one year after the termination of the director’s Board service. The directors receive dividend rights on the stock units; however, there are no voting rights attached to the stock units.

(2)	The 2003 Directors’ Deferred Compensation Plan allows the non-employee directors to defer 100% or 50% of their cash compensation and receive payment in shares of Waste Management common stock upon termination of Board service, or upon such later date that the director may choose.

Meetings and Board Committees

Last year the Board held eight meetings and each committee of the Board met independently as set forth below. Each member of the Board of Directors attended at least 75% of the meetings of the Board and the committees on which he or she served.

All directors are encouraged to attend the Annual Meeting of Stockholders. All directors attended the 2004 Annual Meeting of Stockholders with the exception of Robert S. Miller, who had a scheduling conflict.

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board, and all members of the Board are invited to attend all committee meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary.

The Audit Committee

Mr. Rothmeier has been the Chairman of our Audit Committee since May 2004. The other members of our Audit Committee are Messrs. Clark, Pope, Reum and Vogt. Each of the members of our Audit Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. Our Audit Committee held nine meetings in 2004.

SEC rules require that each publicly traded company have at least one financial expert on its Audit Committee. Our Board of Directors has named Messrs. Pope and Rothmeier as the Audit Committee’s financial experts based on a thorough review of their education and financial and public company experience.

Mr. Pope served in various financial positions, primarily in the airline industry, for approximately 17 years, including over nine years in CFO positions at American Airlines and United Airlines. He has a master’s degree from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope serves on four public company audit committees in addition to Waste Management’s. Our Board reviewed the time Mr. Pope spends on each company’s audit committee and, taking into consideration that Mr. Pope is not employed in a full-time position, determined that Mr. Pope’s service on the other companies’ audit committees does not impair his ability to serve on the Company’s Audit Committee.

Mr. Rothmeier served in various leadership positions in the airline industry for approximately 16 years, including the positions of Chairman, CEO and CFO of Northwest Airlines. He founded Greater Northern Capital, a private investment management, consulting and merchant banking firm, in 1993, where he continues to serve as Chairman and CEO. Mr. Rothmeier has a master’s degree from the University of Chicago Graduate School of Business and a bachelor’s degree in business administration from the University of Notre Dame. Mr. Rothmeier serves on one public company audit committee in addition to Waste Management’s.

The Audit Committee’s duties are set forth in a written charter that was adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix B, and can also be reviewed by accessing our website at http://www.wm.com. The Audit Committee is generally responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. The Audit Committee also performs an annual self-evaluation and the results are reported to the full Board.

The Audit Committee manages the Company’s relationship with and engagement of the independent auditor. Specifically, it is the Audit Committee’s duty to engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary. The Audit Committee also reviews the independence of the independent auditor and establishes our hiring policies for current or former employees of the independent auditor. To ensure the quality of the services we receive, our Audit Committee evaluates the lead partner of our independent audit team and requires a report, at least annually, describing the independent auditor’s internal quality control procedures. Finally, the Audit Committee pre-approves all services, including non-audit engagements, provided by the independent auditor. The pre-approval policies and procedures for services are described in more detail in the “Ratification of Independent Registered Public Accounting Firm” section of this Proxy Statement.

Our Company has an internal audit group that provides operational, information technology, financial and control audits to evaluate the effectiveness of our internal controls and generally appraise the adequacy of, and compliance with, our policies and procedures and applicable laws and regulations. The Audit Committee reviews the plans, staffing, reports and activities of our internal auditors. The Committee has also established procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters.

The Audit Committee also reviews our financial statements and our Forms 10-K and 10-Q with management and our independent auditor and reviews all earnings press releases and discusses the type of earnings guidance that we provide to analysts and rating agencies with our management. As part of the reviews of our financial statements and Forms 10-K and 10-Q, our Audit Committee discusses with the independent auditor any material changes to our accounting principles and matters required to be communicated under

Statement on Auditing Standards No. 61 relating to the conduct of the audit. Additionally, the Audit Committee reviews with management, the independent auditor and our internal auditors our financial reporting, accounting and auditing practices. As part of this review, our Audit Committee determines whether we have adequate and effective accounting and financial controls. The Audit Committee also reviews our CEO and CFO certifications related to our reports and filings. All of these reviews and discussions occur before we make the related filings or other public releases.

The Compensation Committee

Mr. Reum has served as the Chairman of our Compensation Committee since May 2004. The other members of the Committee are Ms. Cafferty and Messrs. Miller, Pope, Rothmeier and Mr. Weidemeyer, who joined the Board in January of this year. Each of the members of our Compensation Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. The Compensation Committee met eight times in 2004.

Our Compensation Committee is responsible for overseeing all of our executive and senior management compensation, as well as developing the Company’s compensation philosophy generally. As part of its function, the Compensation Committee has established policies governing the compensation and benefits of all of our executives. Additionally, the Committee specifically approves the compensation of our senior management, sets the bonus plan goals for those individuals and reviews an annual evaluation of our CEO prepared by the Nominating and Governance Committee to set the CEO’s compensation. In addition to the specific responsibilities regarding senior management, the Compensation Committee oversees the administration of all of our equity-based incentive plans and recommends new Company compensation and benefit plans or changes to our existing plans to the full Board. The Compensation Committee regularly works with an independent compensation consultant to assist with the design, implementation and communication of various compensation plans.

In fulfilling its duties, the Compensation Committee undertakes an annual review of its performance relative to its charter, and reports the results of its evaluation to the full Board. The Compensation Committee’s written charter, which was approved by the Board of Directors, can be found on our website at http://www.wm.com.

The Nominating and Governance Committee

Mr. Clark has served as the Chairman of our Nominating and Governance Committee since May 2004. The other members of the Committee include Ms. Cafferty and Messrs. Miller, Pope, Vogt and Mr. Weidemeyer, who joined the Board in January of this year. Each of the members of our Nominating and Governance Committee is independent in accordance with the rules and regulations of the New York Stock Exchange. In 2004, the Nominating and Governance Committee met six times.

The Nominating and Governance Committee has a written charter that has been approved by the Board of Directors and can be reviewed by accessing our website at http://www.wm.com. It is the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance, including evaluating and recommending the compensation of our Board members. The Committee also reviews and recommends the composition of our Board, including the nature and duties of each of our committees as well as evaluating the charters of each of the committees and recommending who the chairs of those committees should be. If any issues arise with respect to individual Board members, it is the Nominating and Governance Committee’s responsibility to review such director’s performance, in consultation with the Chairman of the Board. The Nominating and Governance Committee also recommends such matters as the retirement policies for the Board, the terms for directors and the proper ratio of employee directors to outside directors. The Committee also coordinates the evaluation of the CEO by the non-employee directors and provides the results of the evaluation to the Compensation Committee. The Nominating and Governance Committee also performs an annual self-evaluation and reports the results to the full Board.

If the Company receives stockholder proposals for inclusion in our proxy statements, it is the Nominating and Governance Committee’s function to review the proposals and recommend to the full Board whether the Company should object to, support or not take a position with respect to the proposal.

The Nominating and Governance Committee is authorized to identify, and recommend to the full Board, candidates to fill director vacancies as they occur on the Board. Potential director candidates are identified through various methods, and the Committee welcomes suggestions from directors, members of management, and stockholders. Also, the Nominating and Governance Committee sometimes uses outside consultants to assist it with identifying potential director candidates. In 2004, the Company paid fees to an outside consultant who assisted the Board in identifying potential Board candidates, including Mr. Weidemeyer.

For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. The Committee uses a matrix of functional and industry experiences for its current directors to develop criteria for new candidates when a vacancy becomes available. Before being nominated by the Nominating and Governance Committee, director candidates are interviewed by a minimum of two members of the Nominating and Governance Committee, including the Non-Executive Chairman of the Board, and the CEO. Additional interviews may include other members of the Board, representatives from senior levels of management and a consultant if one is being used.

The Committee intends to maintain the maximum size of the Board at nine directors in accordance with the objective stated in our Corporate Governance Guidelines. When a vacancy occurs or is anticipated, the Nominating and Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his or her written consent to nomination to the Chairman of the Nominating and Governance Committee, Waste Management, Inc., 1001 Fannin, Suite 4000, Houston, Texas 77002, between November 7, 2005 and December 7, 2005.

Stockholders may obtain a copy of our Corporate Governance Guidelines, as well as our Code of Conduct, by contacting the Corporate Secretary, c/o Waste Management, Inc., 1001 Fannin Street, Suite 4000, Houston, Texas 77002 or by accessing our website at http://www.wm.com.

DIRECTOR AND OFFICER STOCK OWNERSHIP

The following table shows how much common stock each director nominee and executive officer named in the Summary Compensation Table on page 15 owned as of March 18, 2005. None of these individuals own more than 1% of our outstanding shares. Collectively, the directors and officers as a group owned approximately 1.2% of our outstanding shares as of March 18, 2005.

The table does not include performance share units (“PSUs”) that the Company granted to each of the named executive officers other than Mr. Myers in January 2005. The PSUs are settled in shares of our common stock based on the Company’s achievement of certain financial performance objectives during the established performance period. The actual number of shares of common stock the executives may receive at the end of the performance period will vary depending on the level of achievement of the Company’s financial objectives, and can vary from zero to two times the number of PSUs granted. The PSUs are not included in the table below because the number of shares, if any, that will ultimately be issued is not known. Messrs. Steiner and O’Donnell were granted 33,333 and 20,000 PSUs, respectively, with a performance period ending December 31, 2006 and 55,000 and 23,335 PSUs, respectively, with a performance period ending December 31, 2007. Each of Messrs. Damico, Hopkins and Trevathan was granted 10,835 PSUs with a performance period ending December 31, 2007.

In March 2004, the Board of Directors adopted stock ownership guidelines for our non-employee directors. Each director is required to hold common stock and common stock-based instruments, which can include shares of Company common stock, phantom stock units or stock units, valued at five times his annual cash retainer. For non-employee directors other than Mr. Pope, the 2005 annual cash retainer of $50,000 equates to approximately 8,300 shares, and Mr. Pope’s 2005 annual cash retainer of $110,000 equates to approximately 18,300 shares, each based on a $30 stock price. All directors that were members of the Board in March 2004 have three years from the date of adoption of the guidelines to attain this level of ownership, while directors elected after March 2004 have three years from the date of their election to the Board to attain this level.

In October 2002, the Compensation Committee also adopted stock ownership guidelines for our executives, which are described in the Compensation Committee Report on page 21 of this Proxy Statement.

Name	Shares of Common Stock Owned (1)	Shares of Common Stock Covered by Options Exercisable Within 60 Days	Phantom Stock (2)
Pastora San Juan Cafferty	10,746	40,000	0
Frank M. Clark, Jr.	8,121	0	0
Robert S. Miller	41,064	422,708	6,728
John C. Pope (3)	12,778	42,175	2,168
W. Robert Reum	6,350	0	0
Steven G. Rothmeier	8,360	44,350	251
Carl W. Vogt	31,940	10,000	2,598
Thomas H. Weidemeyer	0	0	0
A. Maurice Myers (4)	32,125	952,572	0
David P. Steiner	150,205	476,250	10,064
Lawrence O’Donnell, III	101,166	730,000	2,608
Robert P. Damico	84,092	355,604	0
David R. Hopkins	18,213	560,000	0
James E. Trevathan	31,088	368,940	0

All directors and executive officers as a group (28 persons)	803,506	5,782,492	33,279

(1)	Includes shares of restricted stock, restricted stock units and deferred stock units that can only be voted and/or sold upon the passage of time. The shares of restricted stock and the restricted stock units were granted to executive officers under the Company’s equity compensation plans, as further described in the Compensation Committee Report on page 21. The deferred stock units were received by the directors under the 2003 Directors’ Deferred Compensation Plan as described under “Director Compensation” on page 5. The following shares or units are included in the numbers presented: Ms. Cafferty – 7,121; Mr. Clark – 7,121; Mr. Miller – 9,338; Mr. Pope – 8,440; Mr. Reum – 5,350; Mr. Rothmeier – 7,121; Mr. Vogt – 7,121; Mr. Steiner – 123,325; Mr. O’Donnell – 61,660; Mr. Damico – 16,760; Mr. Hopkins – 16,760; Mr. Trevathan – 17,535.
(2)	Phantom stock units are received by certain directors and executive officers pursuant to deferrals of their compensation under the Company’s previous director’s deferred compensation plan and the Company’s Retirement Savings Restoration Plan, respectively. Phantom stock units are equal in value to one share of our common stock and receive dividend equivalents, in the form of additional phantom stock units, at the same time that actual shares of common stock receive dividends. The value of the phantom stock units is paid out, in cash, at a future date elected by the director or executive.
(3)	The number of shares owned by Mr. Pope includes 435 shares held in a trust for the benefit of his children.
(4)	Mr. Myers resigned as CEO and President in March 2004 and retired as Chairman of the Board in November 2004.

PERSONS OWNING MORE THAN 5% OF WASTE MANAGEMENT COMMON STOCK

The table below shows the beneficial ownership of stockholders owning more than 5% of our common stock. We include this information based on Schedules 13D and 13G filed with the SEC as of March 18, 2005.

	Shares Beneficially Owned
Name and Address	Number	Percent
Legg Mason Funds Management, Inc.(1) 100 Light Street Baltimore, MD 21202	33,618,214	5.88

Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	32,567,955	5.70

(1)	Based on a Schedule 13G filed with the SEC on February 15, 2005 by Legg Mason Funds Management, Inc. on behalf of itself, Legg Mason Capital Management, Inc. and Legg Mason Focus Capital, Inc. Includes 22,332,039 shares beneficially owned by Legg Mason Funds Management, Inc., 11,252,200 shares beneficially owned by Legg Mason Capital Management, Inc. and 33,975 shares beneficially owned by Legg Mason Focus Capital, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, executive officers, directors and stockholders who own more than 10% of our common stock are required to file reports of their ownership, as well as any changes in their ownership, with the SEC and the New York Stock Exchange. They are also required to provide us with copies of any forms they file.

After reviewing the copies of the forms and written representations from the executive officers and directors, we believe that during the last fiscal year, the executive officers and directors complied with all of their requirements to report their stock ownership and any changes in their ownership.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, other than Mr. Steiner, whose personal information is included in the Director Nominees section of this Proxy Statement on page 5, indicating their names, ages and a summary of their business experience for the past five years.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
David A. Aardsma	48

•      Senior Vice President, Sales and Marketing since January 2005.

•      Vice President, Sales from August 2000 to January 2005.

•      Vice President, Sales and Marketing — Western Group from August 1998 to August 2000.

Lynn M. Caddell	51

•      Senior Vice President and Chief Information Officer since March 2004.

•      President, Yellow Technologies, Inc. (subsidiary of Yellow Roadway Corp., transportation service provider) from November 1999 to March 2004.

Barry H. Caldwell	44

•      Senior Vice President — Government Affairs and Corporate Communications since September 2002.

•      Vice President — Government Relations, CIGNA Corporation (employee benefits provider) from October 2000 to September 2002.

•      Vice President — Federal Affairs for the Pharmaceutical Research and Manufacturers of America (non-profit scientific and technical professional organization) from October 1996 to September 2000.

Robert P. Damico	56	• Senior Vice President — Midwest Group since July 1998.

Patrick J. DeRueda	43

•      President, Recycle America Alliance, L.L.C., a subsidiary of the Company, since March 1, 2005.

•      Market Area General Manager — New Mexico Market from February 2003 to March 2005.

•      Market Area General Manager — Tucson, Arizona Market from March 2002 to February 2003.

•      District Manager from May 2001 to March 2002.

•      District Vice President of BFI Waste Systems, a subsidiary of Browning-Ferris Industries, Inc., which was purchased by Allied Waste Industries, Inc. in August 1999, (waste management company) from March 1994 to May 2001.

Richard T. Felago	56

•      Senior Vice President — Business Development and Corporate Strategy since July 2004.

•      Senior Vice President — Eastern Group from May 2001 to July 2004.

•      President of Wheelabrator Technologies Inc., a wholly-owned subsidiary of the Company, from May 1999 to May 2001.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS

David R. Hopkins	61

•      Senior Vice President — Southern Group since March 2000.

•      Senior Vice President — International Operations of the Company and CEO of Waste Management International, Inc., a wholly-owned subsidiary of the Company, from November 1998 to December 2000.

Jimmy D. LaValley	50

•      Senior Vice President — People since January 2004.

•      Vice President — Human Resources and Recruiting from January 2001 to January 2004.

•      Executive Vice President of Community Relations for Covad Communications Group, Inc. (integrated voice and data communications provider) from April 2000 to December 2000.

•      Executive Director of Human Resources for U.S. West Communications (full service communications provider now known as Quest Corporation) from October 1997 to April 2000.

J. Drennan Lowell	48	• President of Wheelabrator Technologies Inc. since May 2001. • Vice President — Finance of Wheelabrator Technologies Inc. from May 1999 to May 2001.

Lawrence O’Donnell, III	47

•      President and Chief Operating Officer since March 2004.

•      Executive Vice President — Operations Support and Chief Administrative Officer from April 2003 to March 2004.

•      Executive Vice President — Western Group from July 2001 to April 2003.

•      Executive Vice President, General Counsel and Corporate Secretary from March 2001 to July 2001.

•      Senior Vice President, General Counsel and Secretary from February 2000 to March 2001.

•      Vice President and General Counsel of Baker Hughes Incorporated (oil field services company) from 1995 to February 2000.

Domenic Pio	41

•      President of Waste Management of Canada Corporation (formerly Canadian Waste Services, Inc.), a wholly-owned subsidiary of the Company, since April 2001.

•      Area Controller of Waste Management of Canada Corporation from April 1998 to April 2001.

Cherie C. Rice	42	• Vice President — Finance since May 2004, and Treasurer since January 2004. • Vice President — Investor Relations from July 1998 to January 2004.

Name	Age	POSITIONS HELD AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS
Greg A. Robertson	51

•     Vice President and Chief Accounting Officer since March 2004.

•     Vice President and Assistant Controller from July 2001 to March 2004.

•     Assistant Controller from March 2000 to July 2001.

•     Divisional Vice President and Assistant Controller of Browning-Ferris Industries, Inc. (waste management company) from May 1991 to November 1999.

Robert G. Simpson	53

•     Senior Vice President and Chief Financial Officer since March 2004.

•     Senior Vice President and Chief Accounting Officer from April 2003 to March 2004.

•     Vice President and Chief Accounting Officer from May 2002 to April 2003.

•     Vice President — Taxation from November 1998 to May 2002.

James E. Trevathan	52	• Senior Vice President — Eastern Group since July 2004. • Senior Vice President — Sales and Marketing from May 2000 to July 2004. • Vice President — Sales from July 1998 to May 2000.

Charles E. Williams	55	• Senior Vice President — Operations since May 2000. • Vice President — Environmental Compliance/Engineering from July 1998 to May 2000.

Rick L Wittenbraker	57	• Senior Vice President, General Counsel and Chief Compliance Officer since November 2003. • Partner, Bracewell & Patterson, L.L.P. (full service law firm), from 1983 to November 2003.

Duane C. Woods	53	• Senior Vice President — Western Group since July 2004. • Vice President and General Counsel — Western Group from August 1998 to July 2004.

EXECUTIVE COMPENSATION

The following tables show the compensation for the last three fiscal years of our current and former CEO and our other four most highly paid executives. You can see the Compensation Committee’s report starting on page 21 for an explanation of our compensation philosophy.

Summary Compensation Table

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s)($)(2)	Securities Underlying Options	LTIP Payouts ($)(3)	All Other Compensation ($)(4)
A. Maurice Myers (5)	2004 2003 2002	884,615 1,000,000 936,538	936,100 1,022,433 907,531	113,712 125,768 198,525	0 0 0	112,000 335,000 400,000	0 0 0	8,951,727 46,415 69,376

David P. Steiner (6) Chief Executive Officer	2004 2003 2002	657,501 459,215 366,154	664,210 346,835 227,813	110,786 30,572 45,532	1,810,230 317,250 0	90,000 440,000 135,000	380,673 0 0	30,993 22,989 26,258

Lawrence O’Donnell, III (7) President & Chief Operating Officer	2004 2003 2002	637,018 565,000 539,423	601,290 425,790 373,755	24,290 24,075 27,171	1,216,230 0 0	90,000 140,000 150,000	228,399 0 0	49,681 44,624 40,524

Robert P. Damico Senior Vice President —Midwest Group	2004 2003 2002	504,577 470,962 450,769	326,988 330,030 351,827	19,020 18,280 20,476	231,470 0 0	70,000 100,000 135,000	0 0 0	44,734 39,010 32,454

David R. Hopkins Senior Vice President —Southern Group	2004 2003 2002	504,577 470,962 450,769	386,151 377,000 287,888	14,772 14,770 18,546	231,470 0 0	75,000 100,000 135,000	0 0 0	39,258 34,322 30,745

James E. Trevathan Senior Vice President —Eastern Group	2004 2003 2002	434,481 372,500 328,654	388,916 248,927 217,175	44,690 16,927 19,280	231,129 0 0	70,000 120,000 65,000	0 0 0	37,408 31,563 22,886

(1)	The executive officers named above receive various perquisites provided by or paid for by the Company pursuant to their employment agreements and Company policies. These perquisites can include financial planning services, annual physicals, memberships in social and professional clubs, car allowances, life insurance, home security monitoring and power backup systems, personal use of the Company aircraft and gross up payments equal to the taxes payable on certain perquisites. Pursuant to the Company’s executive security program, the Company requires its Chief Executive to use the Company’s aircraft for personal use as well as business travel. The amounts reported in Other Annual Compensation for the executive officers named above are:

		Financial Planning ($)	Personal Use of Co. Aircraft ($)(a)	Club Initiation Fees ($)	Club Dues ($)	Insurance Policy ($)	Car Allowance ($)	Home Security ($)	Annual Physical ($)	Other ($)
Myers (b)	2004	35,000	49,187	—	9,538	4,423	10,615	72	4,617	260
	2003	15,000	60,757	—	10,490	23,743	12,000	2,694	1,084	—
	2002	15,000	34,954	95,000	6,360	23,743	12,000	444	2,218	8,806
Steiner	2004	—	81,421	7,995	7,613	—	12,000	1,757	—	—
	2003	—	7,425	1,500	6,948	—	12,000	2,699	—	—
	2002	—	—	24,000	5,755	—	12,000	—	1,489	2,288
O’Donnell	2004	2,695	—	—	8,188	—	12,000	72	1,335	—
	2003	200	—	—	9,181	—	12,000	2,694	—	—
	2002	496	—	—	8,903	—	12,000	444	1,591	3,737
Damico	2004	—	—	—	5,520	—	13,500	—	—	—
	2003	—	—	—	5,280	—	13,000	—	—	—
	2002	—	—	—	5,003	—	13,000	—	—	2,473
Hopkins	2004	—	—	—	733	—	12,462	—	1,577	—
	2003	—	—	—	2,770	—	12,000	—	—	—
	2002	—	—	—	2,317	—	12,000	—	3,011	1,218
Trevathan	2004	—	—	27,000	3,911	—	12,000	72	1,682	25
	2003	—	—	—	3,865	—	12,000	204	858	—
	2002	—	—	—	3,615	—	12,000	1,617	611	1,437

(a)	In past proxy statements, we reported personal use of Company aircraft using the Standard Industry Fare Level (SIFL) tables published by the Internal Revenue Service. The SIFL tables are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft. Beginning with this Proxy Statement, for all three years in the table, we are using a revised methodology that calculates the incremental cost to us based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and smaller variable costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the Company-owned aircraft, and the cost of maintenance not related to trips. For this table we have recalculated the incremental cost of personal use of Company-owned aircraft for all named executives in the previously reported years 2003 and 2002 using the new methodology.
(b)	Due to an administrative error, Mr. Myers’ perquisites reported in 2002 did not include the club initiation fee, insurance policy and other payments as shown in the table above; the remaining perquisites did not reach the SEC’s minimum threshold for disclosure, and therefore no perquisites were disclosed in the 2002 Proxy Statement.

(2)	The restricted stock awards reported include annual grants to executives as well as grants in connection with promotions. Additionally, we have included both shares of restricted stock, which receive dividends, but are not subject to sale until time restrictions have lapsed, and restricted stock units, which receive dividend equivalents, but will not be able to be voted or sold until the unit vests and shares of common stock are issued. No grants were made to Mr. Myers in any of the years reported. The table below shows information for the grants reported in the table above:

	Number of Awards	Date of Grant	Vesting Schedule	Value at Year End of Award Still Subject to Restriction
Steiner
Restricted Stock Units Restricted Stock	50,000 15,000 11,100	6/25/04 4/03/03 3/04/04	50% on 6/25/06, 25% on 6/25/07 and 6/25/08 Equal increments over three years Equal increments over four years	$ $ $	1,497,000 299,400 332,334

O’Donnell
Restricted Stock Units Restricted Stock	30,000 11,100	6/25/04 3/04/04	50% on 6/25/06, 25% on 6/25/07 and 6/25/08 Equal increments over four years	$ $	898,200 332,334

Damico Restricted Stock	7,900	3/04/04	Equal increments over four years		$236,526

Hopkins Restricted Stock	7,900	3/04/04	Equal increments over four years		$236,526

Trevathan
Restricted Stock	4,800 3,100	3/04/04 7/19/04	Equal increments over four years Equal increments over four years	$ $	143,712 92,814

(3)	On June 25, 2004, the Company granted 16,667 and 10,000 performance share units to Messrs. Steiner and O’Donnell, respectively. The units vested subject to the achievement of certain financial performance measures of the Company, allowing Messrs. Steiner and O’Donnell to earn from 0 to two times the number of units in shares of common stock. The units vested on December 31, 2004 and, based on the financial performance of the Company between March 31, 2004 and that date, Messrs. Steiner and O’Donnell received 12,714.52 and 7,628.56 shares of the Company’s common stock, valued at $380,673 and $228,399, respectively, as of December 31, 2004.
(4)	All Other Compensation generally includes Company contributions to the 401(k) Plan, the Retirement Savings Restoration Plan and life insurance premiums. Contributions for 2004 for the persons name above are indicated below. In addition, the amount for 2004 for Mr. Myers includes a lump sum supplemental retirement payment, in the amount of $8,906,874, as described in the description of Mr. Myers’ employment agreement on page 17.

	401(k)	RSRP	Life Insurance
Myers	$4,769	$35,908	$4,176
Steiner	$4,153	$24,836	$2,004
O’Donnell	$9,225	$38,076	$2,380
Damico	$9,225	$33,447	$2,062
Hopkins	$9,225	$27,971	$2,062
Trevathan	$9,225	$26,575	$1,608

(5)	Mr. Myers served as CEO and President until March 6, 2004 and he retired as Chairman of the Board in November 2004.
(6)	Mr. Steiner was elected Chief Executive Officer in March 2004.
(7)	Mr. O’Donnell was elected President and Chief Operating Officer in March 2004.

Option Grants in Last Fiscal Year

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date
					5%	10%
A. Maurice Myers	112,000	1.3%	$29.24	3/04/2014	$2,059,680	$5,219,200
David P. Steiner	90,000	1.0%	$29.24	3/04/2014	$1,655,100	$4,194,000
Lawrence O’Donnell, III	90,000	1.0%	$29.24	3/04/2014	$1,655,100	$4,194,000
Robert P. Damico	70,000	0.8%	$29.24	3/04/2014	$1,287,300	$3,262,000
David R. Hopkins	75,000	0.8%	$29.24	3/04/2014	$1,379,250	$3,495,000
James E. Trevathan	50,000	0.6%	$29.24	3/04/2014	$919,500	$2,330,000
	20,000	0.2%	$29.23	7/19/2014	$367,600	$931,800

(1)	The exercise price of all options is the market price of our common stock on the grant date. Options granted to senior executives in 2004 become exercisable in 25% annual increments beginning one year after the date of grant and expire 10 years from the date of grant. The options granted in 2004 contain a reload feature, which provides that once the option is exercisable, (i) if the price of the original option has appreciated by 25% and (ii) if the executive uses shares of Company common stock he has held for six months to pay the exercise price, the executive will receive a new stock option equal to the number of shares used to pay the exercise price. The new option will have an exercise price equal to the fair market value of our common stock on the date of exercise, will vest six months after the date of grant and will remain exercisable for the remaining term of the original option grant.
(2)	These columns show the gains the executives could realize if our common stock appreciates at a 5% or 10% annual rate over the ten-year term of the options. These growth rates are arbitrary assumptions specified by the SEC and are not our predictions.

Option Exercises and Values at Fiscal Year End

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
A. Maurice Myers	1,869,583	$23,934,041	952,572	0	$4,620,492	$0
David P. Steiner	—	—	302,500	512,500	$1,595,163	$3,286,088
Lawrence O’Donnell, III	—	—	591,250	313,750	$5,976,488	$1,561,588
Robert P. Damico	261,250	$2,906,933	250,604	241,250	$139,050	$1,133,288
David R. Hopkins	—	—	453,750	246,250	$3,177,888	$1,136,788
James E. Trevathan	—	—	285,190	217,500	$2,452,350	$1,194,100

(1)	The difference between the option exercise price and the market value of our common stock at year-end, which was $29.94 based on the closing price on the New York Stock Exchange on December 31, 2004. The actual gain, if any, an executive may realize will depend on the market price of the stock at the time of exercise. “In-the-money” means the market price of the stock is higher than the exercise price of the option on the date specified.

Employment Agreements

The Company has entered into certain employment agreements with its named executive officers that contain provisions regarding termination of employment and change-in-control, as described below.

Mr. Myers

In November 1999, we entered into an employment agreement with Mr. Myers that provided for a five-year, continuously renewing term. Mr. Myers stepped down from his position as Chief Executive Officer in March 2004 and retired as Chairman of the Board on November 10, 2004. Under the terms of the agreement, Mr. Myers was entitled to a supplemental retirement benefit, in the amount of $600,000 per year that would be payable in quarterly installments each year for the rest of his life and would continue to be paid to his surviving spouse for the remainder of her life in the event of Mr. Myers’ earlier death. In October 2002, the Compensation Committee of the Board of Directors agreed to pay Mr. Myers’ supplemental retirement benefit in a lump sum at the time of his retirement from the Company on or after November 10, 2004. The Company determined the amount of the lump sum using an actuarial calculation in accordance with IRS regulations and Mr. Myers received a payment for his supplemental retirement benefit of $8,906,874 at the time of his retirement from the Company on November 10, 2004.

At the time of Mr. Myers’ retirement, all of his outstanding stock options were, or became, fully vested. Mr. Myers has three years from the date of his retirement to exercise his options that remain outstanding.

Mr. Myers’ agreement also contained certain restrictive covenants that prohibit him from engaging in any competing business of the Company for a period of two years after his termination of employment.

Mr. Steiner

Mr. Steiner entered into his current employment agreement in May 2002 after he became General Counsel of the Company, and it was amended in October 2004. His agreement is for a two-year period with continuously renewing one-year periods thereafter. The agreement provided for an option award at the date of execution and also provides for a minimum annual base salary of $850,000 effective November 1, 2004. The agreement also provides that Mr. Steiner will be eligible to receive an incentive bonus in accordance with our incentive compensation plan. Effective March 6, 2004, Mr. Steiner’s target annual bonus is 115% of his base salary, and his actual bonus can range from 0 – 230% of base salary, depending on the achievement of certain corporate performance and personal goals. Mr. Steiner’s agreement also provides that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers.

Mr. Steiner’s agreement provides that, if his employment is terminated by reason of death or disability, he generally is entitled to receive (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a prorated portion of his incentive bonus, (c) his actual earned incentive bonus for any period not already paid, (d) amounts to which he is entitled pursuant to the terms of our benefit plans, (e) immediate vesting of all outstanding unvested stock options and other equity-based awards, which will be exercisable for one year after his termination of employment and (f) two times his base salary at the date of termination of employment.

If we terminate Mr. Steiner’s employment without cause or he leaves the Company for good reason (as defined in the agreement), he generally is entitled to receive (a) a payment equal to his base salary earned but unpaid through the date of termination and any incentive bonus amount earned but not yet paid, (b) a payment equal to two times his annual base salary plus his target bonus, (c) continued coverage under our benefit plans in which he was entitled to participate during the twelve months prior to termination of employment for a period of two years, (d) continued vesting of all stock options for a period of two years and (e) a pro-rated bonus for the year in which he is terminated. If Mr. Steiner resigns for good reason within two and one-half years of a change in control (as defined in the agreement), then the payments in (b) described above increase to three times annual base salary plus target bonus, Mr. Steiner will be 100% vested in all awards, regardless of when granted, which will continue to be exercisable for three years after the termination of employment, the benefits described in (c) above will be continued for three years and he will receive a 100% target bonus payment, prorated as of the effective date of termination.

Mr. O’Donnell

We entered into an employment agreement with Mr. O’Donnell when he joined the Company in January of 2000 as Senior Vice President and General Counsel, which was amended in October 2004. The agreement is for a continuously renewing five-year period and provided for certain sign-on and replacement awards at the time of employment and a minimum annual base salary of $671,000 effective March 1, 2005. The agreement also provides that Mr. O’Donnell will be eligible to receive an incentive bonus in accordance with our incentive compensation plan. Mr. O’Donnell’s target annual bonus is 100% of his base salary, and his actual bonus can range from 0 to 200% of base salary, depending on the achievement of certain corporate performance and personal goals. Mr. O’Donnell’s agreement also provides that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers.

The terms of the agreement provide that if Mr. O’Donnell’s employment is terminated by reason of death or disability, he generally is entitled to receive (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a prorated portion of his incentive bonus, (c) his actual earned incentive bonus for any period not already paid, (d) amounts to which he is entitled under our benefit plans, (e) immediate vesting of all outstanding unvested stock options and other equity-based awards, which will be exercisable for one year and (f) two times his base salary at the date of termination of employment.

If we terminate Mr. O’Donnell’s employment without cause or he leaves the Company for good reason (as defined in the agreement), he generally is entitled to receive (a) a payment equal to his base salary earned but unpaid through the date of termination and any incentive bonus amount earned but not yet paid, (b) a payment equal to two times his annual base salary plus his target bonus, (c) continued coverage under our benefit plans in which he was entitled to participate during the twelve months prior to termination of employment for a period of two years, (d) 100% vesting of all benefits, awards and grants accrued but unpaid at the date of termination and (e) immediate vesting of all stock options and shares of restricted stock granted at the date of employment and continued vesting for two years for all other equity-based awards. If Mr. O’Donnell resigns for good reason within two and one-half years of a change in control, then the payments in (b) described above increase to three times annual base salary and target bonus, Mr. O’Donnell will be 100% vested in all awards, regardless of when granted, which will continue to be exercisable for three years after the termination of employment, the benefits described in (c) above will be continued for three years and he will receive a 100% target bonus payment, prorated as of the effective date of termination.

Mr. Damico

Mr. Damico entered into his current employment agreement with the Company in December 1998, and it was amended in October 2004. His agreement is for a continuously renewing three-year period and provides for a minimum annual base salary of $501,000 effective March 1, 2005, plus eligibility to receive an incentive bonus in accordance with our incentive compensation plan. Mr. Damico’s target annual bonus is 85% of his base salary, and his actual bonus can range from 0 to 170% of base salary, depending on the achievement of certain corporate performance and personal goals. Mr. Damico’s agreement also provides that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers.

Mr. Damico’s agreement provides that if his employment is terminated by reason of death or disability, he generally is entitled to receive (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a prorated portion of his incentive bonus, (c) all amounts to which he may be entitled pursuant to the terms of our benefit plans, and (d) his base salary at the date of termination of employment for the remainder of his employment term.

If we terminate Mr. Damico’s employment without cause, he generally is entitled to receive (a) a payment equal to his base salary earned but unpaid through the date of termination and any incentive bonus amount earned but not yet paid for any prior year, (b) annual payments equal to the greater of his then current annual base salary or 75% of the average of his total cash compensation for the two highest of the three most recent years for the three years following termination, (c) benefits under all Company plans in accordance with their terms, (d) continued coverage in the Company’s health benefit plans for a period of three years, and (e) 100% vesting in all benefits, awards and grants accrued but unpaid as of termination. If Mr. Damico resigns for good reason or is terminated without cause within two and a half years of a change in control, he generally is entitled to receive (a)

a payment equal to his base salary earned but unpaid through the date of termination and any incentive bonus amount earned but not yet paid for any prior year, (b) continued coverage in the Company’s health plans, (c) 100% vesting in all benefits, awards and grants accrued but unpaid as of termination, and (d) a payment equal to his base salary plus his target bonus multiplied by three.

Mr. Hopkins

Mr. Hopkins entered into his current employment agreement with the Company in March 2000, and it was amended in October 2004. His agreement is for a continuously renewing three-year period and provides for a minimum annual base salary of $501,000 effective March 1, 2005, plus eligibility to receive an incentive bonus in accordance with our incentive compensation plan. Mr. Hopkins’ target annual bonus is 85% of his base salary, and his actual bonus can range from 0 to 170% of base salary, depending on the achievement of certain corporate performance and personal goals. Mr. Hopkins’ agreement also provides that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers.

Mr. Hopkins’ agreement provides that if his employment is terminated by reason of death or disability, he generally is entitled to receive (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a prorated portion of his incentive bonus, (c) his actual earned incentive bonus for any period not already paid, (d) all amounts to which he may be entitled pursuant to the terms of our benefit plans, (e) vesting of all outstanding unvested stock options and other equity-based awards, which will be exercisable for one year and (f) two times his base salary at the date of termination of employment.

If we terminate Mr. Hopkins’ employment without cause or he leaves the Company for good reason (as defined in the agreement), he generally is entitled to receive (a) a payment equal to his base salary earned but unpaid through the date of termination and any incentive bonus amount earned but not yet paid for any prior year, (b) a payment equal to his annual base salary plus his target bonus multiplied by two, (c) benefits under all plans in accordance with their terms, (d) continued coverage in the Company’s health benefit plans for a period of two years, (e) 100% vesting in all benefits, awards and grants accrued but unpaid as of termination and (f) vesting of all equity based awards for a period of two years after termination. If his employment is terminated for good reason in connection with a change in control, then the benefits and payments are the same as described, except that Mr. Hopkins will be 100% vested in all benefits, awards and grants, including equity-based awards, which will be exercisable for three years after termination. He will also receive an additional bonus payment equal to 100% of the maximum bonus available to him, prorated as of the effective date of termination.

Mr. Trevathan

Mr. Trevathan entered into his current employment agreement with the Company in June 2000, and it was amended in October 2004. His agreement is for a continuously renewing three-year period and provides for a minimum annual base salary of $501,000 effective March 1, 2005, plus eligibility to receive an incentive bonus in accordance with our incentive compensation plan. Mr. Trevathan’s target annual bonus is 85% of his base salary, and his actual bonus can range from 0 to 170% of base salary, depending on the achievement of certain corporate performance and personal goals. Mr. Trevathan’s agreement also provides that he will be eligible to participate in all other executive benefit and incentive plans generally offered to the Company’s senior officers.

Mr. Trevathan’s agreement provides that if his employment is terminated by reason of death or disability, he generally is entitled to receive (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a prorated portion of his incentive bonus, (c) his actual earned incentive bonus for any period not already paid, (d) all amounts to which he may be entitled pursuant to the terms of our benefit plans, (e) vesting of all outstanding unvested stock options and other equity-based awards, which will be exercisable for one year and (f) two times his base salary at the date of termination of employment.

If we terminate Mr. Trevathan’s employment without cause or he leaves the Company for good reason (as defined in the agreement), he generally is entitled to receive (a) a payment equal to his base salary earned but unpaid through the date of termination and any incentive bonus amount earned but not yet paid for any prior year, (b) a payment equal to his annual base salary plus his target bonus multiplied by two, (c) benefits under all plans in accordance with their terms, (d) continued coverage in the Company’s health benefit plans for a period of two years and (e) vesting of all equity based awards for a period of two years after termination. If his employment is terminated for good reason in connection with a change in control, then the benefits and payments are the same as described, except that Mr. Trevathan will be 100% vested in all benefits, awards and grants, including equity-based awards, which will be exercisable for two years after termination. He will also receive an additional bonus payment equal to 100% of the maximum bonus available to him, prorated as of the effective date of termination.

Provisions Applicable to All Current Named Executives’ Agreements

Each of the Company’s agreements with Messrs. Steiner, O’Donnell, Damico, Hopkins and Trevathan provides that if any payment or distribution is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the federal, state and local income and excise taxes imposed, plus any penalties and interest. The agreements also contain provisions that restrict the executives’ ability to engage in any business that is competitive with our business or to solicit our employees. The restrictive covenants in each of the named executives’ agreement last for a period of two years following termination of employment.

Additionally, notwithstanding the terms of the executives’ employment agreements, the terms of the Company’s stock options and restricted stock awards granted on and after March 2004 provide that the stock options and restricted stock awards will vest immediately in the event of death, disability, or a change in control assuming the surviving entity does not assume the awards. The provisions further provide that in the event of the employee’s retirement, the options and restricted stock awards will continue to vest for the 36-month period after the date of retirement. The terms of the options and restricted stock awards granted on and after March 2004 provide that there is no accelerated vesting for any reasons other than outlined above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has prepared the following report regarding 2004 executive compensation, including specific information regarding compensation for our CEO.

Overview

Our Compensation Committee is responsible for overseeing all of our executive and senior management compensation. As part of its function, the Compensation Committee has established policies governing the compensation and benefits of all of our executives. Additionally, the Committee specifically approves the compensation of our senior management, sets the bonus plan measures and goals for those individuals, and reviews an annual evaluation of our CEO prepared by the Nominating and Governance Committee to set the CEO’s compensation.

In addition to the specific responsibilities regarding senior management, the Compensation Committee approves the design of our equity-based incentive plans and recommends new Company compensation and benefit plans. The Compensation Committee regularly works with an independent compensation consultant to assist with the design, implementation, and communication of various compensation plans.

For a more detailed overview of the Compensation Committee’s role and responsibilities, please see the Compensation Committee charter at www.wm.com.

Philosophy

It is our objective to compensate executive officers in a manner that promotes recruiting, motivating, and retaining exceptional employees who will help the Company achieve its strategic business objectives and build superior stockholder value. While the Company’s compensation philosophy will evolve in 2005, the following principles guided our compensation programs during 2004:

•	The salary levels for senior executives are targeted at median of the competitive market, taking into account the relative responsibilities of the executives. Salaries are adjusted for each individual from the targeted positioning based on performance, experience, and responsibilities.

•	Annual incentives for senior executives are targeted at the 75th percentile of the competitive market, which supports a strong pay-for-performance relationship by placing a significant portion of annual compensation at risk.

•	Long-term incentives for senior executives are targeted between the 50th and 75th percentile of the competitive market, depending on role and experience.

•	Our total compensation package should provide an appropriate mix of fixed and variable compensation to support a strong pay-for-performance relationship.

•	Performance-based compensation should be tied to performance measures that strongly influence shareholder value over time and that can be managed by senior executives.

•	Compensation plans should be easy to understand and communicate.

•	Executives should be required to hold a significant portion of the Company’s equity in order to promote alignment with stockholders.

Strategy for 2005

The Company undertook a detailed review of its incentive plans with the objective of improving the pay-for-performance link for 2005 based on the Company’s objectives. In 2005, performance orientation in the compensation strategy will increase. Previously, the Company targeted incentive components of pay between median and the 75th percentile. For 2005, long-term incentive pay is targeted at median, with the opportunity for pay significantly above median based on achievement of stretch performance goals. Over time, an increasing percentage of pay will be at risk as seniority of the senior executives increases. For the most senior executives, target long-term incentives will be weighted more heavily than annual incentives in order to focus the executives on the long-term performance of the Company.

Competitive Market

The Company determines competitive levels of compensation by reviewing compensation survey data for companies with similar revenue to that of the Company. Additionally, the pay levels of the most senior officers are compared to publicly available information from a group of companies that are similar in terms of size and business model (e.g., asset-intensive, transportation/logistics focus). The Committee feels that these companies represent a sampling of the competitive market for Waste Management’s senior executive talent. These companies are used to compare the Company’s pay levels, program design, and program cost.

Base Salaries

Base salaries for the Company’s executives were determined after reviews of the competitive market data described above. In determining changes in base salaries, the Committee considers market base salary rates; average annual salary increases for executives in companies of similar size, overall corporate financial performance, and the executives’ individual performance.

Annual Bonuses

Participants are assigned target bonuses as a percentage of base salary, which are established based on our desired positioning against the competitive market. These bonus targets are based upon individual position, level of responsibility, and each individual’s ability to impact the Company’s success. Target bonus opportunities vary up to 115% of salary based on level of responsibility. In 2004, the Company targeted annual incentive compensation at the 75th percentile of the market for comparable performance. Actual bonus awards are determined based on the Company’s and the individual executive’s achievement against pre-established financial and operating goals and can range from 0% to 200% of the target award, based on performance. The Compensation Committee, based upon corporate and business unit objectives determined by the Board, establishes these goals at the beginning of each year. For 2004, the corporate objectives for all senior executives were diluted earnings per share of $1.42 and return on capital employed in excess of a cost of capital of 7.2%. The executives managing business unit operations had additional financial objectives, which were return on capital employed and earnings before interest, taxes, depreciation, and amortization (EBITDA) of their business unit. All senior executives were also measured on several operating objectives that drive value for the Company. The objectives were weighted based upon the relative importance of each goal as determined by the Compensation Committee.

In 2005, the performance measures in the annual incentive plan will be modified to achieve the following objectives:

•	Provide a direct tie to key objectives for 2005 (e.g., margin improvement)

•	Emphasize capital allocation decisions

•	Improve alignment of measures across the organization

Senior executives will be measured on net income margin improvement, a measure of cash flow performance and operating performance. Operating performance will be based on performance measures that vary by business unit and responsibility and which link to the Company’s financial performance.

Long-Term Incentive Program

The Company provides long-term incentive awards to individuals who can impact the Company’s long-term performance and value. The Company believes that its executives should have an ongoing stake in the long-term success of the Company. We also believe these key employees should have a considerable portion of their total compensation tied to the Company’s stock price performance. In 2004, all participants received stock options with senior executives and certain other employees also receiving shares of restricted stock.

Toward the end of 2004, the Company and the Compensation Committee undertook a detailed review of its incentive plans. As a result of this review, the long-term incentive program was re-designed to improve alignment with stockholders, drive the Company’s performance, and increase retention.

The 2005 long-term incentive program does not include stock option grants. Instead, the program includes a combination of restricted stock units and performance share units. The restricted stock units emphasize retention while the performance share units emphasize the Company’s operating performance. Both are denominated in the Company’s common stock, further aligning executive and stockholder interests. In addition, participation in the long-term incentive program will be limited to key employees, as the Compensation Committee believes these individuals are responsible for the long-term strategic direction of the Company.

The value of each restricted stock unit is equal to the value of one share of the Company’s common stock. The units vest in equal annual installments over four years from the grant date, provided that the employee has completed the annual requirement for vesting of the restricted stock units. Throughout the vesting period, holders of restricted stock units have the right to receive dividend equivalents, though they do not have the right to vote their restricted stock units.

The value of the performance share units is based on two factors: (a) performance as measured by the three-year average return on invested capital (excluding goodwill); and (b) the market price of the Company’s common stock. A target number of shares is established at the beginning of each three-year period for each participant. At the end of each three-year period, the number of shares awarded is determined based on the Company’s three-year return on invested capital. The number of shares awarded can range from 0% to 200% of the targeted amount. Additionally, since the value of each share is tied to the stock price, the value received at the end of the three-year performance period will fluctuate with the value of the Company’s common stock. Throughout the performance period, there are no dividends paid on the performance shares, and holders do not have the right to vote their performance shares.

Other Benefits

Senior executives are able to defer a portion of their salary and bonus for payment at a future date under the Waste Management Retirement Savings Restoration Plan. Funds deferred under this plan fluctuate based on selected hypothetical funds that are the same as those in the employee 401(k) plan. In addition, the promotional awards granted to our CEO and our President in June 2004 were eligible for deferral under the Company’s 2004 Stock Incentive Plan.

Stock Ownership Guidelines

Executives at the Senior Vice President level and above, as well as certain executives at the Vice President level, are subject to our stock ownership policy. The objectives of the ownership policy are to ensure that Company executives (a) hold a meaningful amount of Company stock and (b) retain shares acquired from the Company’s equity compensation programs for a period of time. To achieve these objectives, the Company has implemented stock ownership guidelines that vary by level and are expressed as a fixed number of shares. The Chief Executive Officer is expected to own 141,666 shares, which is based on five times base salary and a share price of $30.00. Ownership levels for other executives are established based on one, two, three or four times base salary. Executives at the Senior Vice President level and above have five years to meet the guidelines and Vice Presidents have seven years. Shares owned outright, deferred stock units in the Retirement Savings Restoration Plan and shares held in the 401(k) plan count towards meeting the guideline. Executives at the Senior Vice President level and above are required to hold 100% of the after-tax profit shares from Company equity compensation programs for one year after exercise or vesting while Vice Presidents are required to hold 50% of the after-tax profit shares for one year. At the end of the holding period, executives who have not met their ownership guidelines are required to continue to hold 50% of the net profit shares.

Chief Executive Officer Compensation

A. Maurice Myers

A. Maurice Myers resigned as CEO in March 2004 and retired as Chairman of the Board on November 10, 2004. During 2002, the Committee increased Mr. Myers’ annual base salary to a competitive 50th percentile rate of $1,000,000. Mr. Myers did not receive an adjustment to his base salary during the remainder of his tenure with the Company. Mr. Myers received a bonus of $936,100 for 2004 based on the achievement of performance goals described above, under “Annual Bonuses.” This bonus was prorated for the term of his employment and was approximately 105.8% of the salary paid in 2004. In March 2004, the Compensation Committee granted Mr. Myers a long-term incentive award, of 112,000 stock options, taking into consideration his anticipated retirement in November 2004. The stock option had an exercise price of $29.24 and became fully vested on November 10, 2004, upon Mr. Myers’ retirement from the Company.

David P. Steiner

In March 2004, Mr. Steiner was promoted to Chief Executive Officer and received a base salary increase to $670,000. In November 2004, Mr. Steiner’s base salary was increased to $850,000 to reflect the change in the role of the Chairman. Mr. Steiner received a bonus of $664,210 for 2004, based on the achievement of performance goals described above, under “Annual Bonuses.” This bonus was prorated based on Mr. Steiner’s different targets and salaries during the year, and equates to approximately 101% of the base salary paid in 2004. As the Chief Financial Officer, in March 2004, Mr. Steiner received 11,100 shares of restricted stock and 90,000 stock options at an exercise price of $29.24. This grant was made under the annual long-term incentive award program. Upon promotion to CEO and his personal purchase of 10,000 shares of Company common stock, Mr. Steiner was awarded 50,000 restricted stock units and 16,667 performance share units. The restricted stock units vest in three installments, with 50% vesting on the second anniversary of the date of grant, and 25% vesting on each of the next two anniversaries of the date of grant. The number of performance share units received for this award was determined by performance criteria developed under the 2004 Stock Incentive Plan. Upon maturity, in December 2004, Mr. Steiner received 12,714 shares.

Compensation Deductibility

In designing Waste Management’s compensation programs, the Compensation Committee’s primary consideration is the Company’s achievement of strategic and financial business goals that serve to enhance stockholder value. Section 162(m) of the Internal Revenue Code, as amended, limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to the Chief Executive Officer and the four highest paid officers other than the CEO, unless such compensation meets certain performance-based requirements. The Company’s annual incentive plan and performance share plan currently meet the performance-based requirements under Section 162(m). Grants of time-based restricted stock are not considered performance-based and therefore are not deductible. The Committee establishes and oversees executive officer compensation programs that are deductible to the Company. However, the Committee may award compensation from time to time that is not fully tax deductible if the Committee determines that such awards are consistent with its philosophy and in the best interests of the Company and its stockholders.

The Compensation Committee of the Board of Directors

W. Robert Reum, Chairman

Pastora San Juan Cafferty

Robert S. Miller

John C. Pope

Steven G. Rothmeier

Thomas H. Weidemeyer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004 Ms. Cafferty and Messrs. Clark, Miller, Pope, Reum and Rothmeier served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of Waste Management during 2004; however, Mr. Miller served as interim President and Chief Executive Officer from August 1999 until November 1999. In addition, no member of the Compensation Committee has any relationship with Waste Management that would otherwise require disclosure.

During 2004 none of our executive officers served as:

•	a member of a compensation committee of another company, one of whose executive officers served on our Compensation Committee;

•	a director of another company, one of whose executive officers served on our Compensation Committee; or

•	a member of a compensation committee of another company, one of whose executive officers served as one of our directors.

RELATED PARTY TRANSACTIONS

Cherie C. Rice, our Vice President — Finance and Treasurer, is engaged to Jerome M. Kruszka, President and Chief Operating Officer of Waste Corporation of America (“WCA”), one of our competitors. In 2000, we sold approximately $110 million of assets to WCA and, as part of the transaction, WCA issued us a promissory note in the aggregate principal amount of approximately $11 million. The note, which was paid in full in June 2004, was an unsecured obligation and accrued interest at the rate of 8.5% per annum until maturity. From time to time, the Company and WCA may provide waste disposal services to each other. Neither Ms. Rice nor Mr. Kruszka have a direct interest in any of the transactions described; however, as executive officers of their respective companies, they each are deemed to have an indirect interest in such transactions.

STOCK PERFORMANCE GRAPH

The graph below shows the relative investment performance of Waste Management common stock, the Waste & Disposal Services Index and the S&P 500 for the last five years, assuming reinvestment of dividends at date of payment into the common stock. The following graph is presented pursuant to SEC rules and is not meant to be an indication of our future performance.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Waste Management	$100	$162	$186	$134	$173	$179
Dow Jones Waste & Disposal Services Index*	$100	$141	$158	$124	$165	$170
S&P 500	$100	$91	$80	$62	$80	$89

*	Formerly the Dow Jones Pollution Control Index.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board of Directors, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select the independent auditor for ratification by stockholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2004 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•	First, the Audit Committee discussed with Ernst & Young, the Company’s independent registered public accounting firm for fiscal year 2004, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•	Second, the Audit Committee discussed with Ernst & Young its independence and received from Ernst & Young a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor’s independence.

•	Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2004, as well as Ernst & Young’s related report.

•	Finally, the Audit Committee reviewed and discussed, with the Company’s management and Ernst & Young, the Company’s audited consolidated balance sheets at December 31, 2004, and consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended December 31, 2004, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal audit.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2004. The Committee has also approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2005.

The Audit Committee of the Board of Directors

Steven G. Rothmeier, Chairman

Frank M. Clark, Jr.

John C. Pope

W. Robert Reum

Carl W. Vogt

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The next proposal on the agenda for the Annual Meeting will be a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2005.

Representatives of Ernst & Young LLP will be at the Annual Meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2004	2003
	(in millions)
Audit Fees	$13.0	$11.1
Audit-Related Fees	2.3	3.7
Tax Fees	0.3	0.1
All Other Fees	0.0	0.0

Total	$15.6	$14.9

Audit includes fees for the annual audit, reviews of the Company’s Quarterly Reports on Form 10-Q, accounting consultations, and separate subsidiary audits required by statute or regulation, both domestically and internationally. Audit-related fees principally include separate subsidiary audits not required by statute or regulation and employee benefit plan audits. Tax fees were for tax assistance in certain foreign jurisdictions.

The Audit Committee has adopted procedures for the approval of Ernst & Young’s services and related fees. Each January, all audit and audit-related services and fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee in the format shown above. All projects that have the potential to exceed $100,000 are separately identified and reported to the Committee for approval. The Audit Committee Chairman has the authority to approve additional services, not previously approved, between Committee meetings. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2004 and 2003, the Audit Committee pre-approved all audit, audit-related and tax services performed by Ernst & Young.

As set forth in the Audit Committee Report on page 27, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2005.

STOCKHOLDER PROPOSAL RELATING TO THE COMPANY’S STRATEGY ON

OPPOSITION TO PRIVATIZATION

(Item 3 on the Proxy Card)

The following proposal was submitted by the AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, which owns 34,607 shares of Waste Management common stock.

Stockholder Proposal

RESOLVED that shareholders of Waste Management, Inc. (“WMI” or the “Company”) request that the Board of Directors report to shareholders on the effect on WMI’s business strategy of public measures to oppose privatization of the provision of waste collection, disposal, transfer and recycling services. For purposes of this proposal, “privatization” means the shift from provision of such services by governmental entities to provision by private companies. Measures to oppose privatization should include initiatives, including “living wage” requirements, whose purpose or effect is to prohibit privatization or make the provision of privatized services more expensive for private service providers.

Stockholder Supporting Statements

Our Company provides solid waste services to commercial, industrial and residential customers. WMI’s most recent 10-K filing states residential services are provided under a contract with, or franchise granted by, a municipality or regional authority giving WMI the exclusive right to service all or a portion of the homes in that jurisdiction.

According to a 2001 industry report by Salomon Smith Barney, the municipal segment makes up 20% of WMI’s core solid waste business. The report characterizes the municipal segment, which offers “less attractive economics,” as the “most competitive.” We are concerned that measures to oppose privatization may make this segment even less attractive from a financial perspective.

Concerns over privatization effects have led many local governments to require living wages. States have imposed requirements to ensure accurate cost comparisons, require a minimum level of cost savings before services can be contracted out, require contractors to provide “prevailing” wages and benefits and assistance to displaced public employees, and limit contract terms. Some states have even prohibited outright the privatization of certain kinds of services: for example, Illinois prohibits the privatization of correctional services.

Similarly, “living wage” laws, which require employers who accept service contracts, operating grants, or tax abatements from local governments to pay more than the federal minimum wage, have proliferated. According to the community organization ACORN, 123 municipalities and counties have adopted living wage ordinances to date. The Employment Policy Foundation states that “[t]he high monetary and potential legal costs imposed by [living wage] ordinances serve to make municipal contracting more risky and less attractive.”

We believe that opposition to privatization will increase, leading municipalities to “contract back-in,” whereby privatized contracts are brought back in-house for direct public provision. A 2004 Journal of Public Administration Research and Theory study found that commercial waste collection was one of the services most likely to be contracted back into, and, from a study of over 600 governments, found that out of 93 percent that had contracted out services, 81 percent had then contracted back-in services. We believe this presents a serious risk to company revenues.

We believe shareholders should be better informed regarding the risks created by measures to oppose privatization and the way WMI weighs those risks when establishing business strategy. We urge shareholders to vote FOR this proposal.

Waste Management Response to Stockholder Proposal Regarding the Company’s Disclosure of its Strategy on Opposition to Privatization

The proponent is the AFSCME Employees Pension Plan (“AFSCME”), which is the pension plan for the American Federation of State, County and Municipal Employees (the “Union”). The AFSCME submitted this same stockholder proposal in 2002 and 2003, and it was included in our Proxy Statement for those years. In 2002 and 2003, the proposal received only 3.2% and 5.3%, respectively, of the total shares represented at the meeting and entitled to vote.

The Union is a union that represents state, county and municipal employees. Obviously, to the extent that a municipality decides to privatize, members of the Union may lose their jobs, and the Union loses members. The Union website contains extensive resources relating to efforts and strategies of the Union to oppose privatization of governmental services, including waste collection and disposal. Thus, although the proposal is drafted in such a way that it appears to relate to matters of general interest to all stockholders, we believe the proponent is using the proposal as one of many tactics designed to assist the Union in its opposition to our efforts to enter into municipal contracts.

Waste Management believes the proponent is acting on behalf of the Union in seeking to compel the Company to report on our business strategy to enable the Union to gain our private strategic business information for its own ends. Although the proponent claims that it is not an affiliate of the Union, we believe that the proposal was lodged in direct support of, and to gain additional publicity in connection with, the Union’s own efforts to oppose such privatization.

We believe that forcing us to report on the effect on our business strategy of measures to oppose privatization would not benefit any group other than the Union. Such information would provide the Union with insights into our strategic planning that in turn would assist the Union in its efforts to oppose privatization of the provision of waste collection and disposal services. We believe that such a proposal would be of no benefit to our stockholders at large and, indeed, would disadvantage the Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

STOCKHOLDER PROPOSAL RELATING TO THE ELECTION OF DIRECTORS

BY MAJORITY VOTE

(Item 4 on the Proxy Card)

The following proposal was submitted by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001-2198, which owns 143 shares of Waste Management common stock.

Stockholder Proposal

RESOLVED: That the shareholders of Waste Management (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees be elected only by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Stockholder Supporting Statement

Our Company is incorporated in the State of Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further,

the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of its directors. This means that a director nominee can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the Board. Our proposed majority vote standard would require that a director receive a majority of the votes cast in order to be elected to the Board.

Waste Management shareholders suffered greatly after our Company was forced in 1998 to issue the single largest financial restatement before Enron after exaggerating its earnings by $1.7 billion. Despite numerous corporate governance improvements implemented by our Company in the wake of this crisis, we believe more can be done to demonstrate our Board’s commitment to sound corporate governance reforms. We believe that requiring a majority vote standard for Directors would greatly improve Director accountability to Waste Management shareholders.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen our Company’s governance, and in turn our Board of Directors. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. We believe that the board should maintain the authority to address issues such as the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard, or maintaining a plurality director election standard for contested board elections.

We urge your support FOR this important director election reform.

Waste Management Response to Stockholder Proposal Regarding Election of Directors by Majority Vote

Waste Management believes that active stockholder participation in the election of directors is important to the Company and to effective corporate governance. In 2002, upon the Board’s recommendation, the stockholders declassified the Board such that each and every director is subject to stockholder consideration on an annual basis. It is equally important, however, to ensure that the mechanisms through which stockholders participate are those that best serve the interests of the Company and its stockholders.

The Company believes that the proposed majority voting system could bring about instability in the Company by causing Board vacancies. In addition, implementation of the proposal would be premature before the SEC finalizes its rules regarding shareholder nomination of directors. The system of plurality voting, which the proponent seeks to replace, not only has long been the accepted system among companies comparable to the Company, but is also the default system under the laws of the State of Delaware. The rules governing plurality voting are well understood. A plurality voting system does not prevent stockholders from challenging and defeating Board nominees.

With the exception of our Chief Executive Officer, our Board is comprised solely of independent directors, including a Non-Executive Chairman, as defined by the New York Stock Exchange, and we believe the current voting threshold supports the election of independent directors. Waste Management has an effective Board and sound corporate governance practices. We believe the plurality standard provides a good mechanism for electing an independent Board that is committed to delivering long-term stockholder value.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST ADOPTION OF THIS PROPOSAL.

STOCKHOLDER PROPOSAL RELATING TO DISCLOSURE OF POLITICAL CONTRIBUTIONS

(Item 5 on the Proxy Card)

The following proposal was submitted by the Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, IL 62651, which owns more than $2,000 worth of Waste Management common stock.

Stockholder Proposal

Resolved, that the shareholders of Waste Management, Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the persons or organizations described above;

b.	The business rationale for each of the Company’s political contributions; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statements

As long-term shareholders of Waste Management, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations. In the 2001-02, the last fully reported election cycle, Waste Management contributed at least $110,000. (The Center for Responsive Politics, Soft Money Donors:

http://www.opensecrets.org/softmoney/softcomp2.asp?txtName=Waste+Management+ Inc&txtUltOrg=y&txtSort=name&txtCycle=2002).

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Responsive Politics, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets.

Although the Bi-Partisan Campaign Reform Act (BCRA) enacted in 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Waste Management Response to Stockholder Proposal Regarding Political Contributions

Waste Management believes this proposal is unnecessary because a comprehensive system of reporting and accountability for political contributions in the United States already exists. In addition, Waste Management believes it is in the best interests of stockholders for the Company to support the political process by making prudent political contributions when such contributions are permitted by federal, state and local laws. Waste Management is fully committed to complying with all applicable laws concerning political contributions, including laws requiring public disclosure of political contributions and lobbying expenses.

Current law limits the amounts of political contributions that can be made, restricts the organizations or entities that can receive corporate funding, and establishes a clear system of accountability that is already in place. Political contributions or donations made by the Company are required to be disclosed under federal, state and local campaign finance law, and the Company fully complies with these disclosure and reporting requirements. As a result, information on the Company’s political contributions is available to stockholders and interested parties through public sources.

Waste Management believes that it is important to participate in the political process because of the diverse interests of our business and employees. Our policy on political contributions is published in the Company’s Code of Conduct, which is disseminated to all employees. Contributions of funds from the Company’s Political Action Committee (“PAC”) to federal, state and local candidates and all other Company contributions are approved, in advance, by the Government Affairs Department. The PAC files monthly reports of receipts and disbursements to the Federal Election Commission (“FEC”), as well as pre-election and post-election FEC reports. Those publicly available reports identify the names of candidates supported and amounts contributed by the PAC. In addition, all political contributions to federal candidates over $200 are publicly disclosed by the FEC. Under the Lobbying Disclosure Act of 1995, Waste Management submits to Congress semi-annual reports of amounts spent on lobbying and the subjects lobbied, which are also publicly available.

Adoption of this proposal would require Waste Management to expend resources unnecessarily to create an annual report disclosing political contributions, many of which are already publicly available.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

STOCKHOLDER PROPOSAL RELATING TO EXECUTIVE SEVERANCE AGREEMENTS

(Item 6 on the Proxy Card)

The following proposal was submitted by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, which owns 400 shares of Waste Management common stock.

Stockholder Proposal

Resolved: the shareholders of Waste Management, Inc. (the “Company”) urge the Board of Directors to seek shareholder approval for severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s average W-2 compensation over the preceding five years. This policy shall apply to existing severance agreements only if they can be legally modified by the Company, and will otherwise apply to all new severance agreements and renewals of existing agreements.

Stockholder Supporting Statements

We believe our Company should adopt a policy either limiting the use of executive severance agreements—commonly known as golden parachutes—or else submit these agreements for shareholder approval. Under the Company’s executive employment agreements, a small number of top executives are entitled to lucrative severance packages subject to certain conditions following a change in control as defined by the agreements.

For example, CEO David Steiner’s severance benefits following a change in control include a lump-sum equal to 3 times his base salary and bonus; fringe benefit plan coverage for 3 years, immediate vesting of all unvested equity awards, and a tax gross-up. Other senior executives including President and Chief Operating Officer Lawrence O’Donnell and Executive Vice President William Trubeck are entitled to similar severance packages.

We are concerned that golden parachutes can encourage senior executives to support a takeover that may not be in the best interests of long-term shareholders because executives will be generously rewarded if a takeover occurs. Moreover, we believe that golden parachute payments may reward underperformance leading up to a change in control and their cost may reduce the value ultimately received by shareholders.

Large golden parachutes can also have negative tax implications. Internal Revenue Code Section 280G limits the tax deductibility of golden parachutes if the severance payments generally exceed three times the executive’s average W-2 compensation over the preceding five years. In addition, under Internal Revenue Code Section 4999, golden parachute payments that exceed this level are subject to an “excess parachute payment” excise tax.

Our Company’s executive severance agreements provide extra “gross-up” payments for any golden parachute excise tax owed by its executives. According to the Journal of Accountancy, golden parachutes that include gross-up provisions can cost a company over $3 to pay $1 of benefits, and the after-tax costs may be as high as $5 for every $1 of benefits (“Minimize Parachute Payments,” October 2001). Moreover, we believe that it is inappropriate for our Company to pay for its executives’ tax liability.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon. Many investors including the California Public Employees Retirement System, the Council of Institutional Investors, and Institutional Shareholder Services generally favor requiring shareholder approval of these types of severance agreements.

Waste Management Response to Stockholder Proposal Regarding Executive Severance

Waste Management believes that this stockholder proposal is unnecessary as the Company currently maintains a practice regarding executive severance. The Company’s practice is to offer senior executives employment agreements that generally provide for severance benefits of two times, or three times, depending on the reason for the termination of employment, the executive’s base salary and bonus.

The Company’s severance arrangements with its executives provide that, if the executive is terminated without cause or the executive resigns for good reason, other than in connection with a change in control, benefits generally are limited to two times the executive’s salary and target bonus; continued health and welfare benefits until the earliest of (i) two years after termination, (ii) death, or (iii) the executive becomes eligible to participate in comparable benefit plans by a subsequent employer; and continued, rather than immediate, vesting of unvested equity awards for a period of 2.5 years after termination. In the event the termination of employment is due to death or disability, the health and welfare benefits continue for two years and unvested equity awards immediately vest. If the executive is terminated for cause, the Company does not pay severance benefits. If the executive terminates his own employment other than for good reason, he receives only accrued and unpaid amounts due at the time of resignation and may exercise vested options for a period of 90 days, the same rights all employees of the Company have.

In the event an executive is terminated without cause or with good reason within two and a half years of a change in control, benefits provided under the Company’s severance arrangements generally are equal to three times salary and bonus, plus continued health and welfare benefits for three years, immediate vesting of unvested equity awards and certain gross-up payments.

The Company’s current practice regarding severance arrangements, as described above, already limits the amount of benefits that the Company pays to its senior executives. Therefore, any additional restrictions, such as the stockholder proponent suggests, are unnecessary and would be unduly burdensome for the reasons described below.

The Company believes this stockholder proposal interferes with our Board of Director’s ability to attract and compensate senior executives. The Compensation Committee of our Board of Directors is responsible for the oversight of all compensation and benefits matters of the Company generally and is specifically responsible for the approval of all compensation and severance arrangements for our executive officers and senior management. The Compensation Committee, comprised entirely of independent, non-employee directors, makes its decisions regarding senior executives’ compensation in a manner it believes to be in the best interest of the Company and its stockholders.

We believe that although the Board has a standard practice, it still needs flexibility to design compensation packages, which include severance arrangements, to effectively compete for executive talent. Severance arrangements are often an integral part of employment arrangements for executives. Often, executives must relocate and forfeit significant bonus, stock and accumulated pension values with their previous employers in order to join the Company. Generally, executives are unwilling to accept such risks unless they are given some protection in the event that their positions with the Company are impacted adversely by unanticipated changes in circumstances, including a change in control. Requiring stockholder approval of severance agreements could put the Company at a competitive disadvantage as compared to companies with no such requirement.

Additionally, obtaining stockholder approval of severance arrangements is impracticable and potentially results in increased costs to the Company. Timing of stockholders’ meetings will not always coincide with negotiations between the Company and executive candidates. Therefore the Company must hold a special meeting of stockholders, at great expense to the Company. Alternatively, as the proponent’s supporting statement suggests, the Company could obtain stockholder approval at the next regular stockholders’ meeting after the material terms of the candidate’s arrangement were agreed upon. However, this alternative requires the Company (i) to breach the agreement to the extent the approval is not obtained or (ii) avoid this result by entering into an agreement that is contingent on such approval, meaning the executive does not actually have the protection he or she negotiated. In the latter circumstance, it is likely executive candidates will demand increased payments that are not tied to severance to make up for the loss of the severance payments if not approved by stockholders.

Finally, the Company disagrees with several statements included in the proponent’s supporting statement. First, the proponent’s proposal requires that stockholders approve all severance arrangements with senior executives that provide a certain level of payments. The proponent argues that such payments are costly and therefore should be approved by stockholders. The only severance payments subject to the excise taxes discussed in the proponent’s supporting statement are those that are paid in connection with a change in control. Nonetheless, the proposal requires stockholder approval for all severance arrangements that meet the minimum threshold. Further, the Company believes the costs cited in the supporting statement by the proponent as being due to gross-up payments are more than two times greater than what the Company has estimated the costs of its gross-up provisions to be.

The Board of Directors of the Company must be free to exercise its business judgment in developing appropriate compensation arrangements, which may or may not include severance payments, in light of all of the relevant circumstances, which may include term of employment, past experience and accomplishments, and reason for separation from the Company. The adoption of this proposal would unnecessarily strip the Compensation Committee of the flexibility necessary to tailor arrangements to specific positions and could put the Company in a competitive disadvantage. Additionally, it would essentially substitute an arbitrary numeric standard for the Compensation Committee’s judgment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

OTHER MATTERS

Neither we nor our directors intend to bring any other matters before the Annual Meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxies to vote as they think best.

OTHER INFORMATION

Stockholder Proposals for the 2006 Annual Meeting

Eligible stockholders who want to have proposals considered for inclusion in the Proxy Statement for our 2006 Annual Meeting should notify our Corporate Secretary. The written proposal must be received at our offices no later than December 7, 2005 and no earlier than November 7, 2005. A stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding common stock or (b) shares of our common stock with a market value of $2,000 for at least one year before submitting the proposal. Also, the stockholder must continue to own the stock through the date of the 2006 Annual Meeting.

Expenses of Solicitation

We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Waste Management officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Mellon Investor Services has been hired to help in the solicitation of proxies for the 2005 Annual Meeting for a fee of approximately $8,000 plus associated costs and expenses.

Annual Report

A copy of our 2004 Annual Report to Stockholders, including our Annual Report on Form 10-K, which includes our financial statements for fiscal year 2004, is enclosed with this Proxy Statement. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

How to Receive Next Year’s Proxy Statement and Annual Report On-Line

You can elect to receive future Waste Management proxy statements and annual reports over the Internet, instead of receiving paper copies in the mail. You can do this by going directly to http://www.icsdelivery.com/wm and following the instructions given, or by going to our website at http://www.wm.com, and clicking on the link that says “Electronic delivery of your annual report & proxy statement in the Investor Relations Section under “Information Requests.”

Additionally, most stockholders who vote their shares for the 2005 Annual Meeting over the Internet will be given the opportunity to consent to future Internet delivery of our documents when voting. If you are not given an opportunity to consent to electronic delivery when you vote your shares, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery. If you do consent to Internet delivery, a notation will be made in your account. When the Proxy Statement and Annual Report for our Annual Meeting in 2006 become available, you will receive an email notice instructing you on how to access them over the Internet.

Appendix A

WASTE MANAGEMENT, INC.

CORPORATE GOVERNANCE GUIDELINES

Board Mission and Responsibilities

Mission Statement

The Company’s primary objective is to maximize stockholder value, while adhering to the laws of the jurisdictions within which it operates and observing the highest ethical standards.

Corporate Authority & Responsibility

All corporate authority resides in the Board of Directors as the representative of the stockholders. The Board delegates authority to management to pursue the Company’s mission. Management, not the Board, is responsible for managing the Company. The Board retains responsibility to recommend candidates to the stockholders for elections to the Board of Directors. The Board retains responsibility for selection and evaluation of the Chief Executive Officer (the “CEO”), oversight of succession plans, determination of senior management compensation, approval of the annual budget, and review of systems, procedures and controls. The Board also advises management with respect to strategic plans.

Board Structure

Board Composition

Independent Directors shall constitute a substantial majority of the Board.

Number of Directors

The Board shall have an objective to maintain its size at nine directors.

Committees

The standing Board committees shall be the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. All standing committees shall be made up of Independent Directors. Committees shall receive authority exclusively through delegation from the Board. The Board must ratify all committee actions unless taken pursuant to an express delegation of authority. A Director may attend any Board committee meeting. The Board shall have responsibility for determining any qualifications of committee members, including whether any member of the Audit Committee is an “Audit Committee Financial Expert”. The Board shall appoint a Chairperson of each Committee who will serve until his or her successor is appointed. The Board intends to rotate the Committee Chairpersons periodically.

Independent Director

Each director must be affirmatively determined by the Board to be an “independent director” as required by the New York Stock Exchange (“NYSE”). In order to meet or exceed the NYSE requirements, the Board has established the following categorical standards and if a director meets such standards, he or she will be presumed to be independent:

1.	During the past three years, the Company has not employed the director, and has not employed (except in a non-officer capacity) any of his or her immediate family members.

2.	During the past three years, neither the director, nor any of his or her immediate family members, has received any direct compensation from the Company other than director fees.

3.	Neither the director, nor any of his or her immediate family members, is currently employed by (or affiliated with) the Company’s auditors, and during the past three years, neither the director nor any of his or her immediate family members have been employed by (or affiliated with) the Company’s auditors and personally worked on the Company’s audit.

4.	During the past three years, neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director.

5.	The director does not (directly or indirectly as a partner, shareholder or officer of another company) provide consulting, legal or financial advisory services to the Company or the Company’s present or former auditors.

6.	During the past three years, neither the director, nor any of his or her immediate family members, has been employed by (or affiliated with) a significant supplier or customer of the Company. For the purposes of this categorical standard, a supplier or customer shall be considered significant if its sales to, or purchases from the Company represent more than 1% of the Company’s or the supplier’s/customer’s consolidated gross revenues.

7.	The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company he serves as an executive officer and (ii) if a director of the Company serves as an officer, director or trustee of a not for profit organization, and the Company’s or the Waste Management Charitable Foundation’s discretionary charitable contributions to the organization, in the aggregate, are less than 2% (or $1,000,000 whichever is greater) of that organization’s consolidated gross revenues.

Annually, the Board will review all commercial and charitable relationships of directors. Whether directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the Board.

Directors

Nominees for Election to the Board

The Nominating and Governance Committee shall recommend nominees to the full Board for annual elections of directors.

Retirement

Directors shall submit their resignation due to retirement effective at the annual meeting of stockholders immediately preceding their 70th birthday.

Changes in Professional Responsibility

The Board should consider whether a change in an individual’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill directorship obligations. To facilitate the Board’s consideration, (i) the CEO and other employee directors shall submit a resignation as a matter of course upon retirement, resignation, or other significant change in professional roles, and (ii) all Independent Directors shall submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities.

Director Compensation

The compensation of directors shall be reviewed annually by the Nominating and Governance Committee, which shall make recommendations to the full Board. The Board’s philosophy is that a substantial portion of director compensation shall be equity-based.

Stock Ownership Guidelines

Each Independent Director is required to own shares of Company common stock valued at five times his annual cash retainer. Existing directors will have three years from March 4, 2004, the date of adoption of the stock ownership guidelines, to attain such level of ownership. Directors elected after March 4, 2004 will have three years from the date of election to the Board to attain such level of ownership.

Outside Board Memberships

The CEO and other senior management members of the Board shall seek the approval of the Board before accepting outside board memberships. Directors must immediately notify the General Counsel of the Company upon invitation to an outside Board to allow for conflicts checks.

Board Operations

Board Meetings

The Chairman of the Board shall preside at all meetings of the Board. In the absence of the Chairman of the Board, the Chairman of the Nominating & Governance Committee will preside at all meetings of the Board and act as Chairman.

Board Agenda

Each director shall have the right to make recommendations for items to be placed on the Board agenda. The Chairman shall set the agenda for each Board meeting, taking into account input and suggestions from members of the Board.

Strategic Planning

The Board shall hold an annual strategic planning session. The timing and agenda for this meeting is to be suggested by the CEO.

Independent Advice

The Board may seek legal or other expert advice from a source independent of management. Generally this would be with the knowledge of the CEO.

With regard to investigations approved by resolution of the Board and in which the Board believes there may be a potential conflict of interest, the Board shall select independent outside counsel, accountants and other advisors it determines are independent of the Company and management, and the cost of such advisors will be paid by the Company.

Access to Top Management

Board members are free to contact members of senior management and are encouraged to coordinate their contacts with the CEO, President, Chief Financial Officer or General Counsel.

Executive Meetings of Independent Directors

An executive meeting of Independent Directors should be held in connection with each regularly scheduled Board meeting, with the exception of meetings held by telephone. The Chairman of the Board shall lead these sessions and act as presiding director.

Mailing Board Meeting Materials

Directors should receive materials for regular Board meetings at least three calendar days before the meeting. It is recommended that directors receive three days notice of Special Board Meetings. If necessary, the Company’s By-laws allow for as little as 24 hours formal notice for a Special Board Meeting. Materials for Special Board Meetings shall be distributed as promptly as practicable.

Guidelines Regarding Field Board Meetings or Director Visits to Operational Sites

Board meetings shall periodically include operational site visits.

Board Evaluation

The Nominating and Governance Committee shall be responsible for evaluating directors as part of its process for recommending director nominees to the Board.

The Nominating and Governance Committee shall be responsible for coordinating an annual evaluation by the directors of the Board’s and committees’ performance and procedures.

CEO Evaluation

The Nominating and Governance Committee shall be responsible for coordinating an annual evaluation of the CEO by the Independent Directors. The Independent Directors will also determine guidance for the Compensation Committee with respect to CEO compensation. The Chairman of the Board shall be the liaison with the CEO.

Management Succession

The Board shall coordinate with the CEO to ensure that a successor for emergencies is designated at all times and that a formalized process governs long-term management development and succession. The CEO shall report to the Board annually about development of senior management personnel and succession plans.

Media Relations

Management speaks for the Company.

Director Orientation

The Board shall adopt an orientation program for new directors, that includes an orientation module for new members of the Audit Committee. All directors are encouraged to attend programs on Board governance and service, as they feel appropriate, and the costs of such programs shall be paid by the Company.

Appendix B

WASTE MANAGEMENT, INC.

AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee is appointed by the Board of Directors to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee shall assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent auditor’s qualifications, performance and independence, and (4) the performance of the Company’s internal auditor function. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement. The Audit Committee shall have and may exercise all the powers of the Board with respect to the specific authority delegated to the Audit Committee in this Charter or hereafter specifically delegated to the Audit Committee by the Board of Directors, except as may be prohibited by law.

The independent auditors of the Company are ultimately accountable to the Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and such auditor). In fulfilling that responsibility, the Audit Committee has the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors (and to nominate the independent auditor for stockholder approval). The Audit Committee shall also have the ultimate authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements of the Company’s independent auditor. The Audit Committee also has the responsibility for evaluating and determining that the audit engagement team has the competence necessary to conduct the audit engagement in accordance with Generally Accepted Auditing Standards (“GAAS”).

COMMITTEE MEMBERSHIP STRUCTURE

The Audit Committee shall be elected by the Board of Directors and may be removed by the Board of Directors. The Audit Committee shall consist of not less than three members of the Board of Directors. The members of the Audit Committee shall receive no compensation from the Company other than fees and other remuneration paid in their capacity as a director, committee member, committee chair or non-executive Chairman of the Board. Without limiting the foregoing, no Audit Committee member may accept any consulting, advisory or other compensatory fee from the Company or its affiliates. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. The Board of Directors shall also elect a chairman of the Audit Committee. Each member of the Audit Committee must be an “independent director” determined in accordance with the Company’s Corporate Governance Guidelines, which meet or exceed the New York Stock Exchange requirements and any currently adopted Federal legislation, rule or regulation (the “Applicable Rules and Regulations”).

RESPONSIBILITIES

The Audit Committee shall:

Financial Statement and Disclosure Matters

•	Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles, practices, and judgments, as well as the adequacy and effectiveness of accounting and financial internal controls that could significantly affect the Company’s financial statements.

•	Recommend to the Board of Directors whether the Company’s annual audited financial statements and accompanying notes should be accepted, as prepared by management, for inclusion in the Company’s Annual Report on Form 10-K.

•	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

•	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q.

•	Generally, review with management and the independent auditor the types of information to be disclosed in press releases relating to earnings and earnings guidance provided to analysts and ratings agencies.

•	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including a review of the adequacy of reserves.

•	Periodically discuss and review the Company’s approach to risk assessment and risk management.

•	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

•	Review such other matters with the independent auditor as are required by GAAS or the Applicable Rules and Regulations.

•	Review on an annual or quarterly basis the certifications by the CEO and CFO as to the accuracy and completeness of the Company’s reports and filings under the Securities Exchange Act of 1934, related financial statements and disclosures.

•	Discuss with the independent auditor any material changes to the Company’s accounting principles and any matters required to be communicated by the independent auditor by Statement on Auditing Standards No. 61 relating to the conduct of the audit (including the independent auditor’s judgments about the quality of the Company’s accounting principals and estimates).

Oversight of the Company’s Relationship with the Independent Auditor

•	Retain, evaluate on an annual basis, and, if necessary, replace the independent auditor.

•	Approve all services, including non-audit engagements, to be provided by the independent auditor prior to the engagement; provided that any such non-audit services must be of a type permitted to be provided by the independent auditor under the Applicable Rules and Regulations. The Audit Committee may delegate the authority to pre-approve non-audit services to one or more members of the Audit Committee, but any such approval shall be reported to the Audit Committee at or prior to its next regularly scheduled meeting.

•	Be responsible for determining the compensation paid to the independent auditor for both audit and non-audit related services.

•	Establish clear hiring policies for employees or former employees of the independent auditor in accordance with the Applicable Rules and Regulations.

•

Review the independence of the independent auditors, giving consideration to the range of audit and non-audit services performed by them. In this connection, the Audit Committee is responsible for ensuring the independent auditors furnish at least annually a formal written statement delineating all relationships with the Company. To evaluate the independence of the independent auditors, the Audit Committee shall review the statement; conduct an active discussion with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors; take any other appropriate action in response to the independent auditors’ statement or other communications to satisfy itself of the independence of the independent auditors and compliance with the Applicable Rules and Regulations; and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

•	Review and evaluate the lead partner of the independent auditor team.

•	Obtain and review a report by the independent auditor, at least annually, describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues and all relationships between the independent auditor and the Company; and report conclusions to the Board.

•	Meet with the independent auditor and the senior internal auditing executive prior to the annual audit to review and approve the planning, scope, adequacy, and staffing of the annual audit.

•	Review with the internal auditor and the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:

•	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

•	The level of satisfaction by the independent auditor that it has had timely access to all relevant data and information.

•	Any changes required in the planned scope of the internal and external audit.

•	The internal audit department responsibilities, budget and staffing.

Oversight of the Company’s Internal Audit Function

•	Review and approve the appointment and termination of the senior internal auditing executive, and the structure of the internal audit staff.

•	Review the significant reports to management prepared by the internal auditing department and management’s responses.

Compliance Oversight Responsibilities

•	Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

•	Obtain reports from management and the Company’s senior internal auditing executive that the Company’s subsidiaries and foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Review with the Company’s chief compliance officer and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct, as well as actions taken to maintain an effective compliance program, including developments in compliance law and best practices.

•	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

•	Meet at least quarterly with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

General/Administrative Responsibilities

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	Report to the Board, at least annually, all public company audit committee memberships by members of the Committee.

•	Perform a self-evaluation of the Committee’s performance on an annual basis.

•	Adopt an orientation program for new Committee members. All Committee members are encouraged to attend educational programs to enhance their Audit Committee membership, as they feel appropriate, and the costs of such program will be paid by the Company.

•	Perform any other activities consistent with this Charter, the Company’s By-laws, governing law and the Applicable Rules and Regulations, with respect to the financial affairs of the Company, as the Audit Committee deems appropriate, and report such other activities to the Board at their next meeting.

•	Make regular reports to the Board.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and the Applicable Rules and Regulations. These are the responsibilities of management and the independent auditor. It is also not the duty of the Audit Committee to conduct investigations, or to assure compliance with laws and regulations and the Company’s Code of Conduct.

The Audit Committee shall have the authority to engage outside advisors, including legal, accounting or other consultants to advise the Audit Committee or as it determines necessary to carry out its duties. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee will meet as often as the members shall determine to be necessary or appropriate but at least four times during each year. In addition, the Audit Committee will make itself available to the independent auditors and the internal auditors of the Company as requested. Reports of meetings of the Audit Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Audit Committee meeting, accompanied by any recommendations to the Board of Directors approved by the Audit Committee.

WASTE MANAGEMENT, INC.

Annual Meeting of Stockholders - May 13, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Waste Management, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 6, 2005, and hereby appoint(s) David P. Steiner and Rick L Wittenbraker, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Waste Management, Inc., to be held May 13, 2005 at 11:00 a.m., Central Time, at The Maury Myers Conference Center, Waste Management, Inc., 1021 Main Street, Houston, Texas 77002, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

Attention participants in 401(k) plans: If you have an interest in the Common Stock of Waste Management, Inc. through participation in the Waste Management Retirement Savings Plan or the Waste Management Retirement Savings Plan for Collectively Bargained Employees, you may confidentially instruct the Trustee(s) of the respective plan on how to vote the shares representing your proportionate interest in such plan’s assets. The Trustee(s) shall vote shares in accordance with any instructions received. Any shares for which the Trustee(s) has not received timely voting instructions shall be voted by the Trustee(s) in its sole discretion.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

1001 FANNIN STREET SUITE 4000 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Waste Management, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WASTE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASTE MANAGEMENT, INC.

Vote On Directors

1. Proposal to elect	For All	Withhold All	For All Except	To withhold authority to vote for one or more nominee(s), mark “For All Except” and write the nominee’s number(s) on the line below.
01) Pastora San Juan Cafferty 02) Frank M. Clark, Jr. 03) Robert S. Miller 04) John C. Pope 05) W. Robert Reum 06) Steven G. Rothmeier 07) David P. Steiner 08) Thomas H. Weidemeyer	☐	☐	☐

Vote On Proposals
	For	Against	Abstain		For	Against	Abstain

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2005.	☐	☐	☐	5. To vote on a proposal relating to disclosure of political contributions.	☐	☐	☐

3. To vote on a proposal relating to disclosure of our strategy on opposition to privatization.	☐	☐	☐	6. To vote on a proposal relating to executive severance agreements.	☐	☐	☐

4. To vote on a proposal relating to election of directors by majority vote.	☐	☐	☐	Note: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

For comments please check this box and write them on the other side of this card.			☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2, and AGAINST items 3, 4, 5 and 6. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date